EXHIBIT 99.1

Contact Information:

Marvin Tancer Chief Financial Officer RPI 303-449-6500	Amy Sullivan Senior Vice President Noonan Russo Presence 415-677-4455

RPI and Elan Corporation Conclude Ribozyme-Based

Oncology Joint Venture

Boulder, Colorado, April 11, 2003—Ribozyme Pharmaceuticals, Inc. (RPI) (NASDAQ: RZYM) today announced that it has concluded its collaboration with Elan Corporation, plc (“Elan”) relating to the Medizyme Pharmaceuticals Ltd., joint venture. Under the terms of this agreement RPI retains full rights to HERZYMETM, a ribozyme-based product, and Elan will transfer its 19.9% interest in Medizyme to RPI in exchange for a portion of any future license fee, development revenues and royalties on commercial sale of HERZYME.

“Our joint venture with Elan has been both very productive and collaborative,” said Howard W. Robin, President and Chief Executive Officer of RPI. “We have combined our respective technologies in a clinical development program that has culminated in a recently completed Phase I clinical trial in metastatic breast cancer. RPI does not intend to further pursue independent development of HERZYME and is seeking a development partner.”

Medizyme Pharmaceuticals Ltd. was established for the development and commercialization of HERZYME that specifically targets and reduces gene expression of the epidermal growth factor receptor, HER2. It is estimated that 20% to 30% of breast cancer tumors over-express the HER2 gene implying HERZYME could provide an effective means for treatment of breast cancer. As part of this strategic business initiative, RPI licensed HERZYME and Elan licensed its MEDIPAD® drug delivery technology to Medizyme. A Phase I clinical trial to evaluate HERZYME in patients with metastatic breast cancer whose tumors over express HER2 has been completed and the data are currently being analyzed. The results of the safety and tolerability data from this trial are due to be presented at the upcoming American Association for Cancer Research conference.

About RPI

RPI is a nucleic acid technology company that is developing novel products for the treatment of human diseases. RPI’s focus is to develop therapeutics based on ribonucleic acid interference, or RNAi, a naturally occurring mechanism to prevent the formation of disease-causing proteins or viruses. In addition, with its partner Chiron, RPI is developing an RNA-based product, ANGIOZYME®, an anti-angiogenic agent in Phase II development for the treatment of metastatic colorectal cancer. The company has expertise in oligonucleotide process development and manufacturing that generates revenue. To date, RPI has established strategic corporate relationships with Archemix Corporation, atugen AG, Chiron Corporation, Fujirebio, and Geron

Corporation. RPI is listed on the Nasdaq National Market under “RZYM.” Additional company information can be found at www.rpi.com.

This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to consummate the financing, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company’s Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.